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                           AMENDED AND RESTATED CERTIFICATE
                                 OF INCORPORATION OF
                                HYBRID NETWORKS, INC.

    Hybrid Networks, Inc., a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware (the "CORPORATION"), DOES HEREBY CERTIFY:

    FIRST:  The name of the Corporation is Hybrid Networks, Inc.

    SECOND: The date on which the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware is June 6, 1990, under the name of Hybrid Networks, Inc. The Certificate of Incorporation of the Corporation was amended and restated on September 15, 1992 and was further amended on January 12, 1994, on October 21, 1994, February 15, 1995, May 25, 1995, December 22, 1995, July 17, 1996, February 17, 1997,
____________, 1997 and _________, 1997.

    THIRD: The Board of Directors of the Corporation, at a meeting duly called and held, adopted resolutions further amending and restating the Restated Certificate of Incorporation to read in full as follows:

    RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

                                      ARTICLE I

    The name of this Corporation is Hybrid Networks, Inc.

                                      ARTICLE II

    The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                                     ARTICLE III

    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                      ARTICLE IV

    The total number of shares of all classes of stock which the Corporation has authority to issue is One Hundred Five Million (105,000,000) shares, consisting of two classes: One


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Hundred Million (100,000,000) shares of Common Stock, $0.001 par value per share, and Five Million (5,000,000) shares of Preferred Stock, $0.001 par value per share.

    The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

    The number of authorized shares of Common Stock or Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, unless a vote of any other holders is required pursuant to a Certificate or Certificates establishing a series of Preferred Stock.

    Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

                                      ARTICLE V

    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is authorized to make, alter or repeal any or all of the Bylaws of the Corporation; provided, however, that any Bylaw amendment adopted by the Board of Directors increasing or reducing the authorized number of directors shall require the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies. In addition, new Bylaws may be adopted or the Bylaws may be amended or repealed by the affirmative vote of at least a majority of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend or repeal, or adopt any provision inconsistent with, this ARTICLE V.

                                      ARTICLE VI

    (a) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.


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              (b)  Special meetings of stockholders of the Corporation may be called only upon not fewer than 10 nor more than 60 days' written notice (i) by the Chairman of the Board of Directors, or (ii) by the Chairman, or by the Secretary at the written request of a majority of the total number of directors which the Corporation would have if there were no vacancies. Any request for a special meeting of stockholders shall be sent to the Chairman and the Secretary and shall state the purposes of the proposed meeting. Special meetings of holders of the outstanding Preferred Stock may be called in the manner and for the purposes provided in the resolutions of the Board of Directors providing for the issue of such stock. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice of meeting.

              (c) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend or repeal, or adopt any provision inconsistent with, this Article VI.

                                     ARTICLE VII

              (a) The number of directors which shall constitute the whole Board of Directors of the Corporation shall be as specified in the Bylaws of this corporation, subject to this Article ARTICLE VII.

              (b) The directors shall be classified with respect to the time for which they severally hold office into three classes designated Class I, Class II and Class III, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 1998, each initial director in Class II shall hold office until the annual meeting of stockholders in 1999 and each initial director in Class III shall hold office until the annual meeting of stockholders in 2000. Notwithstanding the foregoing provisions of this Article ARTICLE VII, each director shall serve until such director's successor is duly elected and qualified or until such director's death, resignation or removal.

              (c) In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of such director's current term, or such director's early resignation, removal from office or death and (ii) the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equally as possible.

              (d) Any director or the entire board of directors may be removed by the affirmative vote of the holders of at least a majority of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

              (e) Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of

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the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend or repeal, or adopt any provision inconsistent with, this ARTICLE VII.


                                      ARTICLE VIII

    To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

    Neither any amendment nor repeal of this ARTICLE VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
ARTICLE IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                      ARTICLE IX

    Subject to the provisions of this Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                      ARTICLE X

    The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may, in accordance with ARTICLE V, change or repeal any Bylaw adopted by the Board of Directors; and provided, further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders in accordance with ARTICLE V.

                                     ARTICLE XI

    To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.



    FOURTH:   That thereafter, pursuant to resolution of the Board of
Directors, the Amended and Restated Certificate of Incorporation, as so amended and restated, was submitted to the stockholders for their approval, which approval was given by written consent of a majority of the stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

    FIFTH:    That prompt written notice was duly given pursuant to Section 228 of the General Corporation Law of the State of Delaware to those stockholders who did not approve the Amended and Restated Certificate of Incorporation, as so amended, by written consent.


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    SIXTH:    That the Amended and Restated Certificate of Incorporation was
duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, Hybrid Networks, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and attested to by its Secretary this ____ day of __________, 1997.

                                  HYBRID NETWORKS, INC.


                                  ---------------------------------------------
                                  Carl S. Ledbetter, Chief Executive Officer

ATTEST:


-----------------------------------
Daniel E. Steimle
Secretary


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